EXHIBIT 3.5: Certificate of Amendment of Articles of Incorporation

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                                  NUTEK, INC.

(Pursuant to NRS 78.385 and 78.390 -- After Issuance of Stock)

         We the undersigned do hereby certify that:

          1. Nutek, Inc. (the "Corporation") is a corporation formed under the laws of the State of Nevada, and its Articles of Incorporation were filed in the office of the Secretary of State on August 23, 1991.

         2. The Articles of Incorporation are hereby amended by deleting the existing ARTICLE IV and replacing it in its entirety with the following amendments:

          "ARTICLE 4: Authorized Shares: The aggregate number of shares which the corporation shall have authority to issue shall consist of two hundred million (200,000,000) shares of Common
     Stock having a $.001 par value, and twenty million (20,000,000) shares of Preferred Stock having a $.001 par value. The Common and/or Preferred Stock of the Company may be issued from time to time without prior approval by the stockholders. The Common and/or Preferred Stock may be issued for such consideration as may be fixed from time to time by the board of directors. The Board of Directors may issue such share of Common and/or Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions."

          3. This amendment to the Articles of incorporation has been duly adopted in accordance General Corporation Law of the State of Nevada.

         4. The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is: 45,188,132; that the said changes and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

         5. The number of shares voted for such amendments was 11,842,754 and the number voted against such amendment was 0.

                            NUTEK, INC.


                            By:  /s/ Murray N. Conradie
                               ---------------------------
                                    Murray N. Conradie, CEO